Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of February 7, 2025, by and among SEGA SAMMY CREATION INC., a Japanese corporation (“Parent”), Arc Bermuda Limited, a Bermuda exempted company limited by shares and a wholly-owned subsidiary of Parent (“Merger Sub”), and GAN Limited, a Bermuda exempted company limited by shares (the “Company”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of November 7, 2023, which was amended on December 13, 2023 (as amended, the “Merger Agreement”);

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto at any time by execution of a written instrument signed on behalf of each of Parent, Merger Sub and the Company;

WHEREAS, the parties desire to amend the Merger Agreement to extend the End Date; and

WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed in the Merger Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants set forth in the Merger Agreement and herein, and intending to be legally bound, the parties agree as follows:

1. Extension of End Date. Section 9.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(e) by either Parent or the Company, if the Effective Time shall not have occurred on or before May 31, 2025 (the “End Date”); provided further, the parties acting in good faith may agree to extend the End Date by mutual written consent; provided, however, that neither such party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred on or before the End Date; or

2. Effect on Other Provisions. Except as specifically modified by this Amendment, the terms, conditions and provisions of the Merger Agreement shall remain unmodified and in full force and effect. From and after the date of this Amendment, all references to the Merger Agreement shall mean the original Merger Agreement as amended by this Amendment.

3. Counterparts. This Amendment may be executed in one or more original, facsimile or .PDF counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of a signed Amendment by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), shall be an effective method of delivering the executed Amendment. This Amendment may be stored by electronic means and either an original or an electronically stored copy of this Amendment can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Amendment.

4. Miscellaneous. This Amendment shall be governed by and construed in accordance with Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15 of the Merger Agreement, which such provisions are hereby incorporated by reference and shall apply mutatis mutandis as if set forth herein.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Agreement and Plan of Merger as of the date first set forth above.

SEGA SAMMY CREATION INC.

By:	/s/ Naoki Kameda
Name:	Naoki Kameda
Title:	President & CEO

ARC BERMUDA LIMITED

By:	/s/ Naoki Kameda
Name:	Naoki Kameda
Title:	Director

GAN LIMITED

By:	/s/ Seamus McGill
Name:	Seamus McGill
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Merger Agreement]